SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED MARCH 15, 2002

                           VANGUARD(R) INTERNATIONAL
                           EXPLORER FUND

                    INVESTOR SHARES,        2002

This prospectus contains financial data for the Fund through the fiscal year ended October 31, 2001.

STOCK

PROSPECTUS


INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT FOR VANGUARD INTERNATIONAL EXPLORER FUND HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THIS NEW FUND IS BEING FORMED IN CONNECTION WITH THE PROPOSED REORGANIZATION OF AN EXISTING FUND, KNOWN AS SCHRODER INTERNATIONAL SMALLER COMPANIES FUND. SHAREHOLDERS OF SCHRODER INTERNATIONAL SMALLER COMPANIES FUND MAY OR MAY NOT APPROVE THE REORGANIZATION PROPOSAL. IF THE PROPOSAL IS NOT APPROVED BY THOSE SHAREHOLDERS, THE REGISTRATION STATEMENT PREVIOUSLY FILED FOR VANGUARD INTERNATIONAL EXPLORER FUND WILL BE WITHDRAWN.

     SHARES OF VANGUARD INTERNATIONAL EXPLORER FUND MAY NOT BE SOLD, NOR MAY OFFERS TO BUY BE ACCEPTED, PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           [THE VANGUARD GROUP LOGO]

VANGUARD INTERNATIONAL EXPLORER FUND
PROSPECTUS
, 2002

An International Stock Mutual Fund

--------------------------------------------------------------------------------
CONTENTS

1 FUND PROFILE                           16 INVESTING WITH VANGUARD

4 ADDITIONAL INFORMATION                        16 Buying Shares

4 MORE ON THE FUND                              17 Redeeming Shares

10 THE FUND AND VANGUARD                        19 Exchanging Shares

10 INVESTMENT ADVISER                           20 Other Rules You Should Know

11 DIVIDENDS, CAPITAL GAINS, AND TAXES          22 Fund and Account Updates

13 SHARE PRICE                                  23 Contacting Vanguard

14 FINANCIAL HIGHLIGHTS                 GLOSSARY (inside back cover)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
WHY READING THIS PROSPECTUS IS IMPORTANT

This prospectus explains the investment objective, policies, strategies, and risks associated with the Fund. To highlight terms and concepts important to mutual fund investors, we have provided "Plain Talk(R)" explanations along the way. Reading the prospectus will help you decide whether the Fund is the right investment for you. We suggest that you keep this prospectus for future reference.
--------------------------------------------------------------------------------

FUND PROFILE


INVESTMENT OBJECTIVE

The Fund seeks to provide long-term capital growth.

PRIMARY INVESTMENT STRATEGIES

The Fund invests primarily in the common stocks of smaller companies (which generally have market capitalizations of $2.5 billion or less at the time of investment) located outside the United States.

     The Fund invests in small-capitalization companies that the adviser believes offer the potential for capital growth. In doing so, the adviser considers, among other things, a company's likelihood of above average earnings growth, whether the company's securities are attractively valued, and whether the company has any proprietary advantages.

PRIMARY RISKS

An investment in the Fund could lose money over short or even long periods. You should expect the Fund's share price and total return to fluctuate within a wide range like the fluctuations of the overall stock market. The Fund's performance could be hurt by:

- Country risk, which is the chance that domestic events--such as political upheaval, financial troubles, or natural disasters--will weaken a country's securities markets. Because the Fund may invest a large portion of its assets in securities of companies located in any one country, its performance may be hurt disproportionately by the poor performance of its investments in a single country.

- Currency risk, which is the chance that investments in a particular country will decrease in value if the U.S. dollar rises in value against that country's currency.

- Investment style risk, which is the chance that returns from small-capitalization stocks will trail returns from the overall stock market. Historically, these stocks have been more volatile in price than the large-cap stocks that dominate the overall stock market, and they often perform quite differently.

- Manager risk, which is the chance that poor security selection will cause the Fund to underperform other funds with similar investment objectives.

PERFORMANCE/RISK INFORMATION

The following bar chart and table are intended to help you understand the risks of investing in the Fund. The bar chart shows how the Fund's performance has varied from one calendar year to another since inception.*

2

            --------------------------------------------------------
                              ANNUAL TOTAL RETURNS
            --------------------------------------------------------
               1997      -14.13
               1998       25.98
               1999       90.29
               2000       -2.68
               2001      -22.52
            --------------------------------------------------------
            The Fund's year-to-date return as of the most recent
            calendar quarter, which ended March 31, 2002, was     %.
            --------------------------------------------------------

*  Prior to         , 2002, Vanguard International Explorer Fund was organized as Schroder International Smaller Companies Fund and was sponsored by Schroder Investment Management North America Inc., its investment adviser. A reorganization brought the Fund into The Vanguard Group, while maintaining the same adviser and substantially similar investment objective and strategies.

     During the period shown in the bar chart, the highest return for a calendar quarter was 26.32% (quarter ended December 31, 1999), and the lowest return for a quarter was -20.31% (quarter ended September 30, 2001).

     The table shows how the Fund's average annual total returns compare with those of a relevant market index. The table also presents the impact of taxes on the Fund's returns. To calculate these figures, we assumed that, at the time of each distribution of income or capital gains, the shareholder was in the highest federal marginal income tax bracket. We did not take into consideration state or local income taxes.

     In certain cases the figure representing "Return After Taxes on Distributions and Sale of Fund Shares" may be higher than the other return figures for the same period. A higher after-tax return results when a capital loss occurs upon redemption and translates into an assumed tax deduction that benefits the shareholder. Please note that your after-tax returns depend upon your tax situation and may differ from those shown.

     Also note that if you own the Fund in a tax-deferred account, such as an individual retirement account or a 401(k) plan, this information does not apply to your investment because such accounts are subject to taxes only upon distribution.

     Finally, keep in mind that the Fund's performance--whether before taxes or after taxes--does not indicate how it will perform in the future.

-------------------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS                            PERIODS ENDED DECEMBER 31, 2001
                                                1 YEAR       5 YEARS       SINCE INCEPTION*
                                                -------------------------------------------
VANGUARD INTERNATIONAL EXPLORER FUND
 Return Before Taxes                            -22.52%      9.19%         8.73%
 Return After Taxes on Distributions            -22.82       5.87          5.51
 Return After Taxes on
  Distributions and Sale of  Fund Shares        -13.57       6.27          5.93
SALOMON SMITH BARNEY EXTENDED
 MARKET INDEX** (reflects no
 deduction for fees, expenses, or taxes)       -16.38    %  -1.31%         1.41%
-------------------------------------------------------------------------------------------

 *November 4, 1996.

**The Salomon Smith Barney Extended Market Index (Europe Pacific Basin
   Countries)(EMI EPAC)is an unmanaged index representing the portion of the Salomon Smith Barney Broad Market Index related to companies with small index capitalization in 23 European and Pacific Basin countries. The Salomon Smith Barney EMI EPAC represents the smallest companies in each country based on total market capital having in the aggregate 20% of the cumulative available market capital in such country.

FEES AND EXPENSES

The following table describes the fees and expenses you may pay if you buy and hold shares of the Fund. The expenses shown under Annual Fund Operating Expenses are based on those now in effect.*

      SHAREHOLDER FEES (fees paid directly from your investment)
      Sales Charge (Load) Imposed on Purchases:                             None
      Sales Charge (Load) Imposed on Reinvested Dividends:                  None
      Redemption Fee:                                                       None
      Exchange Fee:                                                         None

      ANNUAL FUND OPERATING EXPENSES (expenses deducted from the Fund's assets)
      Management Expenses:                                                      %
      12b-1 Distribution Fee:                                               None
      Other Expenses:                                                           %
       TOTAL ANNUAL FUND OPERATING EXPENSES:                                0.75%

     * The information in the table has been restated to reflect current expenses rather than last year's expenses because these amounts changed materially when the Fund became a member of The Vanguard Group on ., 2002.

     The following example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. It illustrates the hypothetical expenses that you would incur over various periods if you invest $10,000 in the Fund's shares. This example assumes that the Fund provides a return of 5% a year and that operating expenses remain the same. The results apply whether or not you redeem your investment at the end of the given period.

                ----------------------------------------
                 1 YEAR   3 YEARS   5 YEARS    10 YEARS
                ----------------------------------------
                   $         $        $          $
                ----------------------------------------

     THIS EXAMPLE SHOULD NOT BE CONSIDERED TO REPRESENT ACTUAL EXPENSES OR PERFORMANCE FROM THE PAST OR FOR THE FUTURE. ACTUAL FUTURE EXPENSES MAY BE HIGHER OR LOWER THAN THOSE SHOWN.

--------------------------------------------------------------------------------
                                PLAIN TALK ABOUT
                                  FUND EXPENSES

     All mutual funds have operating expenses. These expenses, which are deducted from a fund's gross income, are expressed as a percentage of the net assets of the fund. Vanguard International Explorer Fund's estimated expense ratio for its first full year of operation as a Vanguard fund is
            %, or $ per $1,000 of average net assets. The average actively managed international equity mutual fund had expenses in 2001 of %, or $ per $1,000 of average net assets (derived from data provided by Lipper Inc., which reports on the mutual fund industry). Management expenses, which are one part of operating expenses, include investment advisory fees as well as other costs of managing a fund--such as account maintenance, reporting, accounting, legal, and other administrative expenses.

--------------------------------------------------------------------------------

4

--------------------------------------------------------------------------------
                                PLAIN TALK ABOUT
                               COSTS OF INVESTING

     Costs are an important consideration in choosing a mutual fund. That's because you, as a shareholder, pay the costs of operating a fund, plus any transaction costs associated with the fund's buying and selling of securities. These costs can erode a substantial portion of the gross income or capital appreciation a fund achieves. Even seemingly small differences in expenses can, over time, have a dramatic effect on a fund's performance.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
ADDITIONAL INFORMATION
DIVIDENDS AND CAPITAL GAINS                      NEWSPAPER ABBREVIATION
Distributed annually in December

INVESTMENT ADVISER                               VANGUARD FUND NUMBER
Schroder Investment Management North America
Inc., New York, NY, since inception
                                                 CUSIP NUMBER
INCEPTION DATE
November 4, 1996
                                                 TICKER SYMBOL
NET ASSETS AS OF OCTOBER 31, 2001
$

SUITABLE FOR IRAS
Yes

MINIMUM INITIAL INVESTMENT
$10,000; $1,000 for IRAs and custodial accounts
for minors
--------------------------------------------------------------------------------


MORE ON THE FUND

This prospectus describes the primary risks you would face as a Fund shareholder. It is important to keep in mind one of the main axioms of investing: The higher the risk of losing money, the higher the potential reward. The reverse, also, is generally true: The lower the risk, the lower the potential reward. As you consider an investment in any mutual fund, you should take into account your personal tolerance for daily fluctuations in the securities markets. Look for this [FLAG] symbol throughout the prospectus. It is used to mark detailed information about the more significant risks that you would confront as a Fund shareholder.

     The following sections explain the primary investment strategies and policies that the Fund uses in pursuit of its objective. The Fund's board of trustees, which oversees the Fund's management, may change investment strategies or policies in the interest of shareholders without a shareholder vote, unless those strategies or policies are designated as fundamental. Note that the investment objective of the Fund is not fundamental and may be changed without a shareholder vote.

     Finally, you'll find information on other important features of the Fund.

--------------------------------------------------------------------------------
                                PLAIN TALK ABOUT
                          GROWTH FUNDS AND VALUE FUNDS


Growth investing and value investing are two styles employed by stock fund managers. Growth funds generally focus on companies believed to have above-average potential for growth in revenue and earnings. Reflecting the market's high expectations for superior growth, such stocks typically have low dividend yields and above-average prices in relation to such measures as revenue, earnings, and book value. Value funds generally emphasize stocks of companies from which the market does not expect strong growth. The prices of value stocks typically are below-average in comparison with such measures as earnings and book value, and these stocks typically pay above-average dividend yields. Growth and value stocks have, in the past, produced similar long-term returns, though each category has periods when it outperforms the other. In general, growth funds appeal to investors who will accept more volatility in hopes of a greater increase in share price. Growth funds also may appeal to investors with taxable accounts who want a higher proportion of returns to come as capital gains (which may be taxed at lower rates than dividend income). Value funds, by contrast, are appropriate for investors who want some dividend income and the potential for capital gains, but are less tolerant of share-price fluctuations.
--------------------------------------------------------------------------------


MARKET EXPOSURE

The Fund invests primarily in the common stocks of smaller companies (which, at the time of purchase, typically have a market value of less than $2.5 billion) located outside the United States. The Fund may also invest a limited portion of its assets in the securities of issuers domiciled or doing business in emerging market countries.

     Because it invests mainly in foreign stocks, the Fund is subject to certain risks.

[FLAG] THE FUND IS SUBJECT TO STOCK MARKET RISK, WHICH IS THE CHANCE THAT STOCK PRICES OVERALL WILL DECLINE OVER SHORT OR EVEN LONG PERIODS. STOCK MARKETS TEND TO MOVE IN CYCLES, WITH PERIODS OF RISING PRICES AND PERIODS OF FALLING PRICES.

               IN ADDITION, INVESTMENTS IN FOREIGN STOCK MARKETS CAN BE RISKIER THAN U.S. STOCK INVESTMENTS. THE PRICES OF INTERNATIONAL STOCKS AND THE PRICES OF U.S. STOCKS HAVE OFTEN MOVED IN OPPOSITE DIRECTIONS. THESE PERIODS HAVE, IN THE PAST, LASTED FOR AS LONG AS SEVERAL YEARS.

     To illustrate the volatility of international stock prices, the following table shows the best, worst, and average total returns for foreign stock markets over various periods as measured by the Morgan Stanley Capital International Europe, Australasia, Far East (MSCI EAFE) Index, a widely used barometer of international market activity. (Total returns consist of dividend income plus change in market price.) Note that the returns shown do not include the costs of buying and selling stocks or other expenses that a real-world investment portfolio would incur. Note, also, that the gap between best and worst tends to narrow over the long term.

6


           ----------------------------------------------------------
                INTERNATIONAL STOCK MARKET RETURNS (1969-2001)
           ----------------------------------------------------------
                                1 YEAR  5 YEARS  10 YEARS   20 YEARS
           ----------------------------------------------------------
           Best                  69.4%   36.1%    22.0%      15.5%
           Worst                -23.4     0.4      4.4       11.0
           Average               12.3    12.2     13.5       13.5
           ----------------------------------------------------------

     The table covers all of the 1-, 5-, 10-, and 20-year periods from 1969 through 2001. These average returns reflect past performance on international stocks; you should not regard them as an indication of future returns from either foreign markets as a whole or this Fund in particular.

     Note that the preceding chart does not take into account returns measured by the Select Emerging Markets Free Index, a barometer of less developed stock markets. Emerging markets can be substantially more volatile than more developed foreign markets. In addition, because the MSCI EAFE Index tracks the European and Pacific markets collectively, the above returns do not reflect the variability of returns from year to year for these markets individually, or the variability across these and other geographic regions or market sectors. To illustrate this variability, the following table shows returns for different international markets--as well as the U.S. market for comparison--from 1992 through 2001, as measured by their respective indexes. Note that the returns shown do not include the costs of buying and selling stocks or other expenses that a real-world investment portfolio would incur.


--------------------------------------------------------------------------------
                     STOCK MARKET RETURNS FOR DIFFERENT MARKETS*
--------------------------------------------------------------------------------
          EUROPEAN         PACIFIC          EMERGING              U.S.
            MARKET          MARKET          MARKETS**            MARKET
--------------------------------------------------------------------------------
1992        -3.92%          -18.40%            11.40%              7.62%
1993        29.25            35.69             74.84              10.08
1994         2.82            12.83             -7.31               1.32
1995        22.08             2.78              0.01              37.58
1996        21.42            -8.58             15.19              22.96
1997        23.75           -25.49            -16.37              33.36
1998        28.68             2.44            -18.39              28.58
1999        15.77            57.63             60.86              21.04
2000        -8.39           -25.78            -27.93              -9.10
2001       -20.28           -25.40             -2.77             -11.89
--------------------------------------------------------------------------------

* European market returns are measured by the MSCI Europe Index; Pacific market returns are measured by the MSCI Pacific Index; emerging markets returns are measured by the Select Emerging Markets Free Index; and U.S. market returns are measured by the Standard & Poor's 500 Index.

** The inception date of the Select Emerging Markets Free Index was May 4, 1994;
   returns shown for 1992 to 1994 are measured by the MSCI Emerging Markets Free Index.
--------------------------------------------------------------------------------

     Keep in mind, however, that these average returns reflect past performance of the various indexes; you should not consider them as an indication of future returns from the indexes, or from this Fund in particular.

--------------------------------------------------------------------------------
                                PLAIN TALK ABOUT
                             INTERNATIONAL INVESTING

Because foreign stock and bond markets operate differently from the U.S. market, Americans investing abroad will encounter risks not typically associated with U.S. companies. For instance, foreign companies are not subject to the same accounting, auditing, and financial reporting standards and practices as U.S. companies; and their stocks may not be as liquid as those of similar U.S. firms. In addition, foreign stock exchanges, brokers, and companies generally have less government supervision and regulation than their counterparts in the United States. These factors, among others, could negatively impact the returns Americans receive from foreign investments.
--------------------------------------------------------------------------------


[FLAG] THE FUND IS SUBJECT TO COUNTRY RISK AND CURRENCY RISK. COUNTRY RISK IS THE CHANCE THAT DOMESTIC EVENTS--SUCH AS POLITICAL UPHEAVAL, FINANCIAL TROUBLES, OR NATURAL DISASTERS--WILL WEAKEN A COUNTRY'S SECURITIES MARKETS. BECAUSE THE FUND MAY INVEST A LARGE PORTION OF ITS ASSETS IN SECURITIES OF COMPANIES LOCATED IN ANY ONE COUNTRY, ITS PERFORMANCE MAY BE HURT DISPROPORTIONATELY BY THE POOR PERFORMANCE OF ITS INVESTMENTS IN A SINGLE COUNTRY. CURRENCY RISK IS THE CHANCE THAT INVESTMENTS IN A PARTICULAR COUNTRY WILL DECREASE IN VALUE IF THE U.S. DOLLAR RISES IN VALUE AGAINST THAT COUNTRY'S CURRENCY.

     The Fund invests in companies that are smaller and less well-known than larger, more widely held companies. Small companies tend to be more vulnerable to adverse developments than larger companies. Small companies may have limited product lines, markets, or financial resources, or may depend on a limited management group. Their securities may trade infrequently and in limited volumes. As a result, the prices of these securities may fluctuate more than the prices of securities of larger, more widely traded companies. Also, there may be less publicly available information about small companies or less market interest in their securities as compared to larger companies, and it may take longer for the prices of the securities to reflect the full value of their issuers' earnings potential or assets.

[FLAG] THE FUND IS SUBJECT TO INVESTMENT STYLE RISK, WHICH IS THE CHANCE THAT RETURNS FROM THE TYPES OF STOCKS IN WHICH IT INVESTS WILL TRAIL RETURNS FROM THE OVERALL STOCK MARKET. AS A GROUP, SMALL-CAP STOCKS TEND TO GO THROUGH CYCLES OF DOING BETTER--OR WORSE--THAN THE STOCK MARKET IN GENERAL. THESE PERIODS HAVE, IN THE PAST, LASTED FOR AS LONG AS SEVERAL YEARS.


SECURITY SELECTION

Schroder Investment Management North America Inc. (Schroder), adviser to the Fund, employs a fundamental investment approach that considers macroeconomic factors, while focusing primarily on company-specific factors. These company-specific factors include the company's potential for long-term growth, financial condition, quality of management, sensitivity to cyclical factors, and the relative value of the company's securities (compared to that of other companies and to the market as a whole).

     Schroder invests the Fund's assets in small-capitalization companies that Schroder believes offer the potential for capital growth. In doing so, Schroder considers, among

8


other things, an issuer's likelihood of above average earnings growth, whether the company's securities are attractively valued, and whether the company has any proprietary advantages. The Fund generally sells securities when they reach fair valuation or when significantly more attractive investment candidates become available.

     The Fund is generally managed without regard to tax ramifications.

[FLAG] THE FUND IS SUBJECT TO MANAGER RISK, WHICH IS THE CHANCE THAT THE ADVISER WILL DO A POOR JOB OF SELECTING THE SECURITIES OR COUNTRIES IN WHICH THE FUND INVESTS.


OTHER INVESTMENT POLICIES AND RISKS

Besides investing in stocks of foreign companies, the Fund may make certain other kinds of investments to achieve its objective.

     The Fund may enter into forward foreign currency exchange contracts to help protect its holdings against unfavorable changes in exchange rates. A forward foreign currency exchange contract is an agreement to buy or sell a country's currency at a specific price on a specific date, usually 30, 60, or 90 days in the future. In other words, the contract guarantees an exchange rate on a given date. These contracts will not, however, prevent the Fund's securities from falling in value during foreign market downswings.

[FLAG] THE FUND MAY INVEST, TO A LIMITED EXTENT, IN DERIVATIVES. DERIVATIVES MAY INVOLVE RISKS DIFFERENT FROM, AND POSSIBLY GREATER THAN, THOSE OF TRADITIONAL INVESTMENTS.

     The Fund may also invest in stock futures and options contracts and warrants, which are types of derivatives. Losses (or gains) involving futures can sometimes be substantial--in part because a relatively small price movement in a futures contract may result in an immediate and substantial loss (or gain) for a fund. Similar risks exist for warrants (securities that permit their owners to purchase a specific number of stock shares at a predetermined price), and convertible securities (securities that may be exchanged for another asset). The Fund will not use derivatives for speculative purposes or as leveraged investments that magnify gains or losses. The Fund's obligation under futures contracts will not exceed 20% of its total assets.

     The reasons for which the Fund will invest in futures and options are:

- To keep cash on hand to meet shareholder redemptions or other needs while simulating full investment in stocks.

- To reduce the Fund's transaction costs or add value when these instruments are favorably priced.

--------------------------------------------------------------------------------
                                PLAIN TALK ABOUT
                                   DERIVATIVES

A derivative is a financial contract whose value is based on (or "derived" from) a traditional security (such as a stock or a bond), an asset (such as a commodity like gold), or a market index (such as the S&P 500 Index). Some forms of derivatives, such as exchange-traded futures and options on securities, commodities, or indexes, have been trading on regulated exchanges for more than two decades. These types of derivatives are standardized contracts that can easily be bought and sold, and whose market values are determined and published daily. Nonstandardized derivatives (such as swap agreements), on the other hand, tend to be more specialized or complex, and may be harder to value. If used for speculation or as leveraged investments, derivatives can carry considerable risks.
--------------------------------------------------------------------------------

     The Fund may invest in preferred stocks and closed-end investment companies that invest primarily in foreign securities. With preferred stocks, holders receive set dividends from the issuer; their claim on the issuer's income and assets rank before that of common stock holders, but after that of bondholders.

     The Fund may temporarily depart from its normal investment policies--for instance, by allocating substantial assets to cash investments--in response to extraordinary market, economic, political, or other conditions. In doing so, the Fund may succeed in avoiding losses but otherwise fail to achieve its investment objective.

COSTS AND MARKET-TIMING

Some investors try to profit from a strategy called market-timing--switching money into mutual funds when they expect prices to rise and taking money out when they expect prices to fall. As money is shifted in and out, a fund incurs expenses for buying and selling securities. These costs are borne by all fund shareholders, including the long-term investors who do not generate the costs. This is why all Vanguard funds have adopted special policies to discourage short-term trading or to compensate the funds for the costs associated with it.
Specifically:

- Each Vanguard fund reserves the right to reject any purchase request--including exchanges from other Vanguard funds--that it regards as disruptive to efficient portfolio management. A purchase request could be rejected because of the timing of the investment or because of a history of excessive trading by the investor.

- Each Vanguard fund (except the money market funds) limits the number of times that an investor can exchange into and out of the fund.

-    Each Vanguard fund reserves the right to stop offering shares at any time.

- Certain Vanguard funds charge purchase and/or redemption fees on transactions.

See the INVESTING WITH VANGUARD section of this prospectus for further details on Vanguard's transaction policies.

     THE VANGUARD FUNDS DO NOT PERMIT MARKET-TIMING. DO NOT INVEST WITH VANGUARD IF YOU ARE A MARKET-TIMER.

10

TURNOVER RATE

Although the Fund normally seeks to invest for the long term, it may sell securities regardless of how long they have been held. The FINANCIAL HIGHLIGHTS section of this prospectus shows historical turnover rates for the Fund. A turnover rate of 100%, for example, would mean that the Fund had sold and replaced securities valued at 100% of its net assets within a one-year period.

--------------------------------------------------------------------------------
                                PLAIN TALK ABOUT
                                  TURNOVER RATE

Before investing in a mutual fund, you should review its turnover rate. This gives an indication of how transaction costs could affect the fund's future returns. In general, the greater the volume of buying and selling by the fund, the greater the impact that brokerage commissions and other transaction costs will have on its return. Also, funds with high turnover rates may be more likely to generate capital gains that must be distributed to shareholders as taxable income. As of October 31, 2001, the average turnover rate for all foreign stock funds was approximately %, according to Morningstar, Inc.
--------------------------------------------------------------------------------


THE FUND AND VANGUARD

The Fund is a member of The Vanguard Group, a family of more than 35 investment companies with more than 100 funds holding assets in excess of $500 billion. All of the Vanguard funds share in the expenses associated with business operations, such as personnel, office space, equipment, and advertising.

     Vanguard also provides marketing services to the funds. Although shareholders do not pay sales commissions or 12b-1 distribution fees, each fund pays its allocated share of The Vanguard Group's marketing costs.

--------------------------------------------------------------------------------
                                PLAIN TALK ABOUT
                      VANGUARD'S UNIQUE CORPORATE STRUCTURE

The Vanguard Group is truly a MUTUAL mutual fund company. It is owned jointly by the funds it oversees and thus indirectly by the shareholders in those funds. Most other mutual funds are operated by for-profit management companies that may be owned by one person, by a group of individuals, or by investors who own the management company's stock. By contrast, Vanguard provides its services on an "at-cost" basis, and the funds' expense ratios reflect only these costs. No separate management company reaps profits or absorbs losses from operating the funds.
--------------------------------------------------------------------------------



INVESTMENT ADVISER

Schroder Investment Management North America Inc., 875 Third Avenue, 22nd Floor, New York, New York, 10022, adviser to the Fund, has been a registered investment adviser, together with its predecessor, since 1980. Schroder currently serves as investment adviser to the Fund, other mutual funds, and a broad range of institutional investors. Schroder's ultimate parent, Schroders plc, and its affiliates currently engage in the asset management business, and as of December 31, 2001, had in the aggregate assets under management of approximately $160.1 billion.

     Schroder's advisory fee is paid quarterly and is based on certain annual percentage rates applied to the Fund's average month-end assets for each quarter. In addition, the firm's advisory fee may be increased or decreased, based on the cumulative total return of the Fund over a trailing 36-month period as compared with the cumulative total return of the Salomon Smith Barney EMI EPAC Index over the same period. Please consult the Fund's Statement of Additional Information for a complete explanation of how advisory fees are calculated.

     For the fiscal year ended October 31, 2001, the investment advisory fees paid to Schroder represented an effective annual rate of 0.16% of the Fund's average net assets, reflecting expense limitations and/or fee waivers then in place. (Please note that these fees were calculated under a prior advisory agreement. Had the current fee schedule been in place for fiscal 2001, the investment advisory fee would have represented an effective annual rate of % of the Fund's average net assets. The current investment advisory fees are higher than those of prior years, due to the former fee waiver structure. However, the Fund's overall expense ratio is expected to decrease from 1.50% to 0.75% as a result of the Fund reorganizing into The Vanguard Group.)

     The adviser is authorized to choose broker-dealers to handle the purchase and sale of the Fund's portfolio securities and to obtain the best available price and most favorable execution for all transactions. Also, the board of trustees may direct the adviser to use a particular broker for certain transactions in exchange for commission rebates or research services provided to the Fund, subject to the adviser's obligation to seek best execution.

     In the interest of obtaining better execution of a transaction, the adviser may at times choose brokers who charge higher commissions. If more than one broker can obtain the best available price and most favorable execution, then the adviser is authorized to choose a broker who, in addition to executing the transaction, will provide research services to the adviser or the Fund.

     The board of trustees may, without prior approval from shareholders, change the terms of an advisory agreement or hire a new investment adviser--either as a replacement for an existing adviser or as an additional adviser. Any significant change in the Fund's advisory arrangements will be communicated to shareholders in writing. In addition, as the Fund's sponsor and overall manager, The Vanguard Group may provide investment advisory services to the Fund, on an at-cost basis, at any time.

--------------------------------------------------------------------------------
                                PLAIN TALK ABOUT
                               THE FUND'S ADVISER

Matthew Dobbs is Chair of the Schroder International Smallcap Investment Committee which is responsible for the management of the Fund. The Committee, which is comprised of senior smallcap specialists, determines the country allocation for the Fund. As Chair of the Committee, Mr. Dobbs has primary responsibility for the management and direction of the Fund's investment policy. Stock selection is primarily the responsibility of senior regional smallcap portfolio managers. Mr. Dobbs, a Senior Vice President of Schroder, has been with Schroder since 1981. Education: B.A., Worcester College, Oxford University.
--------------------------------------------------------------------------------

12

DIVIDENDS, CAPITAL GAINS, AND TAXES

FUND DISTRIBUTIONS

The Fund distributes to shareholders virtually all of its net income (interest and dividends, less expenses), as well as any capital gains realized from the sale of its holdings. Distributions generally occur in December. You can receive distributions of income or capital gains in cash, or you can have them automatically reinvested in more shares of the Fund.

--------------------------------------------------------------------------------
                                PLAIN TALK ABOUT
                                  DISTRIBUTIONS

As a shareholder, you are entitled to your portion of a fund's income from interest and dividends as well as gains from the sale of investments. You receive such earnings as either an income or a capital gains distribution. Income consists of both the dividends that the fund earns from any stock holdings and the interest it receives from any money market and bond investments. Capital gains are realized whenever the fund sells securities for higher prices than it paid for them. These capital gains are either short-term or long-term, depending on whether the fund held the securities for one year or less or for more than one year.
--------------------------------------------------------------------------------


BASIC TAX POINTS

Vanguard will send you a statement each year showing the tax status of all your distributions. In addition, taxable investors should be aware of the following basic tax points:

- Distributions are taxable to you for federal income tax purposes whether or not you reinvest these amounts in additional Fund shares.

- Distributions declared in December--if paid to you by the end of January--are taxable for federal income tax purposes as if received in December.

- Any dividends and short-term capital gains that you receive are taxable to you as ordinary income for federal income tax purposes.

- Any distributions of net long-term capital gains are taxable to you as long-term capital gains for federal income tax purposes, no matter how long you've owned shares in the Fund.

- Capital gains distributions may vary considerably from year to year as a result of the Fund's normal investment activities and cash flows.

- A sale or exchange of Fund shares is a taxable event. This means that you may have a capital gain to report as income, or a capital loss to report as a deduction, when you complete your federal income tax return.

- Dividend and capital gains distributions that you receive, as well as your gains or losses from any sale or exchange of Fund shares, may be subject to state and local income taxes.

- The Fund may be subject to foreign taxes or foreign tax withholding on dividends, interest, and some capital gains that it receives on foreign securities. You may qualify for an offsetting credit or deduction under U.S. tax laws for your portion of the Fund's foreign tax obligations, provided that you meet certain requirements. See your tax adviser or IRS publications for more information.

- Any conversion between classes of shares of the same fund is a nontaxable event. By contrast, an exchange between classes of shares of different funds is a taxable event.

GENERAL INFORMATION

BACKUP WITHHOLDING. By law, Vanguard must withhold 30% of any taxable distributions or redemptions from your account if you do not:

-    Provide us with your correct taxpayer identification number;

-    Certify that the taxpayer identification number is correct; and

-    Confirm that you are not subject to backup withholding.

Similarly, Vanguard must withhold taxes from your account if the IRS instructs us to do so.

FOREIGN INVESTORS. Vanguard funds generally are not sold outside the United States, except to certain qualifying investors. If you reside outside the United States, please consult our website at Vanguard.com and review "Non-U.S. Investors." Foreign investors should be aware that U.S. withholding and estate taxes may apply to any investments in Vanguard funds.

INVALID ADDRESSES. If a dividend or capital gains distribution check mailed to your address of record is returned as undeliverable, Vanguard will automatically reinvest all future distributions until you provide us with a valid mailing address.

TAX CONSEQUENCES. This prospectus provides general tax information only. If you are investing through a tax-deferred retirement account, such as an IRA, special tax rules apply. Please consult your tax adviser for detailed information about a fund's tax consequences for you.

--------------------------------------------------------------------------------
                                PLAIN TALK ABOUT
                               "BUYING A DIVIDEND"

Unless you are investing through a tax-deferred retirement account (such as an
IRA), you should avoid buying shares of a fund shortly before it makes a distribution, because doing so can cost you money in taxes. This is known as "buying a dividend." For example: On December 15, you invest $5,000, buying 250 shares for $20 each. If the fund pays a distribution of $1 per share on December 16, its share price will drop to $19 (not counting market change). You still have only $5,000 (250 shares x $19 = $4,750 in share value, plus 250 shares x $1 = $250 in distributions), but you owe tax on the $250 distribution you received--even if you reinvest it in more shares. To avoid "buying a dividend," check a fund's distribution schedule before you invest.
--------------------------------------------------------------------------------



SHARE PRICE

The Fund's share price, called its net asset value, or NAV, is calculated each business day after the close of regular trading on the New York Stock Exchange, generally 4 p.m., Eastern time. Net asset value per share is computed by dividing the net assets of the Fund by the number of Fund shares outstanding. On holidays or other days when the Exchange is closed, the NAV is not calculated, and the Fund does not transact purchase or redemption requests. However, on those days the value of the Fund's assets may be affected to the extent that the Fund's foreign securities trade on markets that are open.

     Stocks held by a Vanguard fund are valued at their market value when reliable market quotations are readily available. Certain short-term debt instruments used to manage a fund's cash are valued on the basis of amortized cost. The values of any foreign securities held by a fund are converted into U.S. dollars using an exchange rate obtained from an independent third party.

     When reliable market quotations are not readily available, securities are priced at their fair value, calculated according to procedures adopted by the board of trustees. A fund also

14


may use fair-value pricing if the value of a security it holds is materially affected by events occurring after the close of the primary markets or exchanges on which the security is traded. This most commonly occurs with foreign securities, but may occur in other cases as well. When fair-value pricing is employed, the prices of securities used by a fund to calculate its net asset value may differ from quoted or published prices for the same securities. Vanguard fund share prices can be found daily in the mutual fund listings of most major newspapers under various "Vanguard" headings.


FINANCIAL HIGHLIGHTS

The following financial highlights table is intended to help you understand the Fund's financial performance for the periods shown, and certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned or lost each period on an investment in the Fund (assuming reinvestment of all dividend and capital gains distributions). This information has been derived from the financial statements audited by PricewaterhouseCoopers LLP, independent accountants, whose report--along with the Fund's financial statements--is included in the Fund's most recent annual report to shareholders. You may have the annual report sent to you without charge by contacting Vanguard.

--------------------------------------------------------------------------------
                                PLAIN TALK ABOUT
                   HOW TO READ THE FINANCIAL HIGHLIGHTS TABLE


The Fund began fiscal year 2001 with a net asset value (price) of $15.50 per share. During the year, the Fund earned $0.05 from investment income (interest AND DIVIDENDS). There was a decline of $3.78 per share in the value of investments held or sold by the Fund, resulting in a net decline of $3.73 per share from investment operations.

Shareholders received $2.70 per share in the form of dividend AND CAPITAL GAINS distributions. A portion of each year's distributions may come from the prior year's dividends or capital gains.

The share price at the end of the year was $9.07, reflecting losses of $3.73 per share and distributions of $2.70 per share. This was a decrease of $6.43 per share (from $15.50 at the beginning of the year to $9.07 at the end of the year). For a shareholder who reinvested the distributions in the purchase of more shares, the total return was -28.67% for the year.

As of October 31, 2001, the Fund had approximately $21.634 million in net assets. For the year, the expense ratio, including reimbursement and waiver of fees, was 1.50% ($15.00 per $1,000 of net assets). The expense ratio excluding reimbursements and waivers of fees was 2.19% ($21.90 per $1,000 of net assets. The net investment income amounted to 0.15% of average net assets. The Fund sold and replaced securities valued at 48% of its net assets.
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                                   VANGUARD INTERNATIONAL EXPLORER FUND*
                                                                          PERIODS ENDED OCTOBER 31,
                                                  -------------------------------------------------------------------------
                                                      2001            2000           1999           1998          1997**
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD                $15.50          $14.29          $9.35          $9.22          $10.00
---------------------------------------------------------------------------------------------------------------------------
INVESTMENT OPERATIONS***
 Net Investment Income                                0.05           (0.05)          0.06           0.05            0.02
 Net Realized and Unrealized Gain (Loss) on
  Investments and Foreign Currency Transactions      (3.78)           3.23           5.62           0.60           (0.79)
---------------------------------------------------------------------------------------------------------------------------
 Total from Investment Operations                    (3.73)           3.18           5.68           0.65           (0.77)
---------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS
 Net Investment Income                               (0.09)          (0.01)         (0.04)         (0.01)          (0.01)
 Net Realized Gain on Investments and
  Foreign Currency Transactions                      (2.61)          (1.96)         (0.70)         (0.51)            --
---------------------------------------------------------------------------------------------------------------------------
 Total Distributions                                 (2.70)          (1.97)         (0.74)         (0.52)          (0.01)
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, END OF PERIOD                       $9.07          $15.50         $14.29          $9.35           $9.22
===========================================================================================================================
TOTAL RETURN+                                       -28.67%          22.37%         65.27%          7.88%          -7.73%
===========================================================================================================================
RATIOS/SUPPLEMENTAL DATA
 Net Assets, End of Period (Thousands)             $21,634         $18,634         $9,836         $4,165          $6,836
RATIOS AVERAGE NEW ASSETS***
 Expenses including reimbursement/
   waiver of fees                                     1.50%           1.50%          1.50%          1.50%           1.50%++
 Expenses excluding reimbursement/
   waiver of fees                                     2.19%           2.32%          2.74%          5.26%           3.93%++
 Net investment income including reimbursement/
   waiver of fees                                     0.15%          -0.26%          0.53%          0.33%           0.21%++
 Portfolio Turnover Rate+++                             48%             86%            81%            82%             32%
===========================================================================================================================

*    The Fund was organized as Schroder International Smaller Companies Fund,
     and was not a member of The Vanguard Group. On        , 2002, the Fund
     acquired all assets and liabilities of Schroder International Smaller Companies Fund in a tax-free reorganization. The Fund had no operations prior to the reorganization.

** For the period ended November 4, 1996 (Commencement of Operations) through October 31, 1997.

*** Prior to June 1, 1999, the Fund recognized its proportionate share of income, expenses and gains/losses of the underlying portfolio, Schroder International Smaller Companies Portfolio. Commencing June 1, 1999, the income, expenses and gains/losses were directly accrued to the Fund.

+ Total returns would have been lower had certain Fund expenses not been waived or reimbursed during the periods shown; see Note 3 to the financial statements of Schroder Capital Funds (Delaware). Total return calculations for a period of less than one year are not annualized.

++   Annualized.

+++ The portfolio turnover rates for the period ending October 31, 1997 and year ended October 31, 1998 represent the turnover of the underlying portfolio, Schroder International Smaller Companies Portfolio. For the year ending October 31, 1999, the rate represents the period from November 1, 1998 through May 31, 1999 during which time the Fund invested in the Portfolio and from June 1, 1999 through October 31, 1999 during which time the Fund held direct investments in a portfolio of securities.

16

--------------------------------------------------------------------------------
INVESTING WITH VANGUARD

This section of the prospectus explains the basics of doing business with Vanguard. A special booklet, The Vanguard Service Directory, provides details of our many shareholder services for individual investors. A separate booklet, The Compass, does the same for institutional investors. You can request either booklet by calling or writing Vanguard, using the Contacting Vanguard instructions at the end of this section.

                                  BUYING SHARES
                                REDEEMING SHARES
                                EXCHANGING SHARES
                           OTHER RULES YOU SHOULD KNOW
                            FUND AND ACCOUNT UPDATES
                               CONTACTING VANGUARD
--------------------------------------------------------------------------------


BUYING SHARES


ACCOUNT MINIMUMS FOR          TO OPEN AND MAINTAIN AN ACCOUNT: $10,000 for
INVESTOR SHARES               regular accounts; $1,000 for IRAs and custodial
                              accounts for minors.

                              TO ADD TO AN EXISTING ACCOUNT: $100 by mail or exchange; $1,000 by wire.

                                   Vanguard reserves the right to increase or
                              decrease the minimum amount required to open and maintain an account, or to add to an existing account, without prior notice.

HOW TO BUY SHARES             BY CHECK: Mail your check and a completed account
                              registration form to Vanguard. When adding to an existing account, send your check with an Invest-By-Mail form detached from your last account statement. Make your check payable to: The
                              Vanguard Group-- . For a list of addresses, see
                              Contacting Vanguard.

                              BY EXCHANGE PURCHASE: You can purchase shares with the proceeds of a redemption from another Vanguard fund under our exchange privilege. See Exchanging Shares.

                              BY WIRE: Call Vanguard to purchase shares by wire. See Contacting Vanguard.


YOUR PURCHASE PRICE           You buy shares at a fund's next-determined NAV
                              after Vanguard receives your purchase request. As long as your request is received before the close of regular trading on the New York Stock Exchange
                              (generally 4 p.m., Eastern time), you will buy your shares at that day's NAV. This is known as your TRADE DATE.



PURCHASE RULES YOU            [CHECKMARK] THIRD-PARTY CHECKS. To protect the
SHOULD KNOW                   funds from check fraud, Vanguard will not accept
                              checks made payable to third parties.

                              [CHECKMARK] U.S. CHECKS ONLY. All purchase checks must be written in U.S. dollars and drawn on a U.S. bank.

                              [CHECKMARK] LARGE PURCHASES. Vanguard reserves the right to reject any purchase request that may disrupt a fund's operation or performance. Please call us before attempting to invest a large dollar amount.

                              [CHECKMARK] NO CANCELLATIONS. Place your transaction requests carefully. Vanguard will NOT cancel any transaction once it has been initiated and a confirmation number has been assigned (if applicable).

                              [CHECKMARK] FUTURE PURCHASES. All Vanguard funds reserve the right to stop selling shares at any time, or to reject specific purchase requests, including purchases by exchange from another Vanguard fund, at anytime, for any reason.

REDEEMING SHARES


HOW TO REDEEM SHARES          Be sure to check Other Rules You Should Know
                              before initiating your request.

                              ONLINE: Request a redemption through our website at Vanguard.com.

                              BY TELEPHONE: Contact Vanguard by telephone to request a redemption. For telephone numbers, see Contacting Vanguard.

                              BY MAIL: Send your written redemption instructions to Vanguard. For addresses, see Contacting Vanguard.


YOUR REDEMPTION PRICE         You redeem shares at a fund's next-determined NAV
                              after Vanguard receives your redemption request, including any special documentation required under the circumstances. As long as your request is received before the close of regular trading on the New York Stock Exchange (generally 4 p.m.,
                              Eastern time), your shares are redeemed at that day's NAV. This is known as your TRADE DATE.

TYPES OF REDEMPTIONS          [CHECKMARK] CHECK REDEMPTIONS: Unless instructed
                              otherwise, Vanguard will mail you a check, normally within two business days of your trade date.

                              [CHECKMARK] EXCHANGE REDEMPTIONS: You may instruct Vanguard to apply the proceeds of your redemption to purchase shares of another Vanguard fund. See our exchange privilege rules under Exchanging Shares.

                              [CHECKMARK] WIRE REDEMPTIONS: When redeeming from a money market fund or a bond fund, you may instruct Vanguard to wire your redemption proceeds to a previously designated bank account. Wire redemptions are not available for Vanguard's other funds. The wire redemption option is not automatic; you must establish it by completing a special form or the appropriate section of your account registration. Also,

18


                              wire redemptions must be requested in writing or by telephone, not online. For these funds, a $5 fee applies to wire redemptions under $5,000.

                              Money Market Funds: For telephone requests received at Vanguard by 10:45 a.m. (2 p.m. for Vanguard Prime Money Market Fund), Eastern time, the redemption proceeds will arrive at your bank by the close of business that same day. For other requests received before 4 p.m., Eastern time, the redemption proceeds will arrive at your bank by the close of business on the following business day.

                              Bond Funds: For requests received at Vanguard by 4 p.m., Eastern time, the redemption proceeds will arrive at your bank by the close of business on the following business day.

REDEMPTION RULES YOU          [CHECKMARK] SPECIAL ACCOUNTS. Special
SHOULD KNOW                   documentation may be required to redeem from
                              certain types of accounts, such as trust, corporate, nonprofit, or retirement accounts.
                              Please call us before attempting to redeem from these types of accounts.

                              [CHECKMARK] POTENTIALLY DISRUPTIVE REDEMPTIONS. Vanguard reserves the right to pay all or part of your redemption in-kind--that is, in the form of securities--if we believe that a cash redemption would disrupt the Fund's operation or performance. Under these circumstances, Vanguard also reserves the right to delay payment of your redemption proceeds for up to seven days. By calling us before you attempt to redeem a large dollar amount, you are more likely to avoid in-kind or delayed payment of your redemption.

                              [CHECKMARK] RECENTLY PURCHASED SHARES. While you can redeem shares at any time, proceeds will not be made available to you until the Fund collects payment for your purchase. This may take up to ten calendar days for shares purchased by check or Vanguard Fund Express(R).

                              [CHECKMARK] SHARE CERTIFICATES. If share certificates have been issued for your account, those shares cannot be redeemed until you return the certificates (unsigned) to Vanguard by registered mail. For the correct address, see Contacting Vanguard.

                              [CHECKMARK] PAYMENT TO A DIFFERENT PERSON OR
                              ADDRESS. We can make your redemption check payable to a different person or send it to a different address. However, this requires the written consent of all registered account owners, which must be provided under signature guarantees. You can obtain a signature guarantee from most commercial and savings banks, credit unions, trust companies, or member firms of a U.S. stock exchange.

                              [CHECKMARK] NO CANCELLATIONS. Place your transaction requests carefully. Vanguard will NOT cancel any transaction once it has been initiated and a confirmation number has been assigned (if applicable).

                              [CHECKMARK] EMERGENCY CIRCUMSTANCES. Vanguard funds can postpone payment of redemption proceeds for up to seven calendar days at any time. In addition, Vanguard funds can suspend redemptions and/or postpone payments of redemption proceeds at times when the New York Stock Exchange is closed or during emergency circumstances, as determined by the U.S. Securities and Exchange Commission.

EXCHANGING SHARES

                              All open Vanguard funds accept exchange requests by Web (through your account registered with Vanguard.com), telephone, or mail. However, because excessive exchanges can disrupt management of a fund and increase the fund's costs for all shareholders, Vanguard places certain limits on the exchange privilege.

                                   For the U.S. STOCK INDEX FUNDS, THE
                              INTERNATIONAL STOCK INDEX FUNDS, REIT INDEX FUND, BALANCED INDEX FUND, CALVERT SOCIAL INDEX FUND, INTERNATIONAL GROWTH FUND, INTERNATIONAL VALUE FUND, INTERNATIONAL EXPLORER, AND GROWTH AND INCOME FUND, these limits generally are as follows:

                              - No Web or telephone exchanges between 2:30 p.m. and 4 p.m., Eastern time, on business days. Any exchange request placed during these hours will be rejected. On days when the New York Stock Exchange is scheduled to close early, this end-of-day restriction will be adjusted to begin 1 1/2 hours prior to the scheduled close. (For example, if the NYSE is scheduled to close at 1 p.m., Eastern time, the cut-off for Web and phone exchanges will be 11:30 a.m. Eastern time.)

                              - No more than two exchanges OUT of a fund may be requested by Web or telephone within any 12-month period.

                              -    Each fund reserves the right to reject
                                   exchanges considered excessive.

                              For ALL OTHER VANGUARD FUNDS, the following limits generally apply:

                              - No more than two substantive "round trips" through a non-money-market fund during any 12-month period.

                              - A "round trip" is a redemption OUT of a fund (by any means) followed by a purchase back INTO the same fund (by any means).

                              -    Round trips must be at least 30 days apart.

                              - "Substantive" means a dollar amount that Vanguard determines, in its sole discretion, could adversely affect management of the fund.

20

                              -    Each fund reserves the right to reject
                                   exchanges considered excessive.

                              Please note that Vanguard reserves the right to revise or terminate the exchange privilege, limit the amount of any exchange, or reject an exchange, at any time, for any reason. Also, in the event of a conflict between the exchange privileges of two funds, the stricter policy will apply to the transaction.


OTHER RULES YOU SHOULD KNOW

TELEPHONE TRANSACTIONS        [CHECKMARK] AUTOMATIC. In setting up your account,
                              we'll automatically enable you to do business with us by regular telephone, unless you instruct us otherwise in writing.

                              [CHECKMARK] TELE-ACCOUNT(R). To conduct account transactions through Vanguard's automated telephone service, you must first obtain a personal identification number (PIN). Call Tele-Account to obtain a PIN, and allow seven days before using this service.

                              [CHECKMARK] PROOF OF A CALLER'S AUTHORITY. We reserve the right to refuse a telephone request if the caller is unable to provide the following information exactly as registered on the account:

                                   -    Ten-digit account number.

                                   -    Complete owner name and address.

                                   -    Primary Social Security or employer
                                        identification number.

                                   - Personal Identification Number (PIN), if applicable.

                              [CHECKMARK] SUBJECT TO REVISION. We reserve the right to revise or terminate Vanguard's telephone transaction service at any time, without notice.

                              [CHECKMARK] SOME VANGUARD FUNDS DO NOT PERMIT TELEPHONE EXCHANGES BETWEEN 2:30 P.M. AND 4 P.M. To discourage market-timing, the following Vanguard funds generally do not permit telephone exchanges between 2:30 p.m. and 4 p.m. on business days: the U.S. Stock Index Funds, the International Stock Index Funds, REIT Index Fund, Balanced Index Fund, Calvert Social Index Fund, International Growth Fund, International Value Fund, International Explorer Fund, and Growth and Income Fund. Funds may be added to or deleted from this list at any time without prior notice to shareholders.

VANGUARD.COM                  [CHECKMARK] REGISTRATION. You can use your
                              personal computer to review your account holdings, to sell or exchange shares of most Vanguard funds, and to perform other transactions. To establish this service, you can register online.

                              [CHECKMARK] SOME VANGUARD FUNDS DO NOT PERMIT ONLINE EXCHANGES BETWEEN 2:30 P.M. AND 4 P.M. To discourage market-timing, the following Vanguard funds generally do not permit online exchanges between 2:30 p.m. and 4 p.m. on business days: the U.S. Stock Index Funds, the International Stock Index Funds, REIT Index Fund, Balanced Index Fund, Calvert Social Index Fund, International Growth Fund, International Value Fund, International Explorer Fund, and Growth and Income Fund. Funds may be added to or deleted from this list at any time without prior notice to shareholders.

WRITTEN INSTRUCTIONS          [CHECKMARK] "GOOD ORDER" REQUIRED. We reserve the
                              right to reject any written transaction
                              instructions that are not in "good order." This means that your instructions must include:

                                   -    The fund name and account number.

                                   -    The amount of the transaction (in
                                        dollars or shares).

                                   -    Signatures of all owners exactly as
                                        registered on the account.

                                   -    Signature guarantees, if required for
                                        the type of transaction.*

                                   -    Any supporting legal documentation that
                                        may be required.

                              * For instance, signature guarantees must be
                                provided by all registered account
                                shareholders when redemption proceeds are to be sent to a different person or address. Call Vanguard for specific signature-guarantee requirements.

RESPONSIBILITY FOR FRAUD      Vanguard will not be responsible for any account
                              losses due to fraud, so long as we reasonably believe that the person transacting on an account is authorized to do so. Please take precautions to protect yourself from fraud. Keep your account information private and immediately review any account statements that we send to you. Contact
                              Vanguard immediately about any transactions you believe to be unauthorized.

UNCASHED CHECKS               Please cash your distribution or redemption checks
                              promptly. Vanguard will not pay interest on uncashed checks.

UNUSUAL CIRCUMSTANCES         If you experience difficulty contacting Vanguard
                              online, by telephone, or by Tele-Account, you can send us your transaction request by regular or express mail. See Contacting Vanguard for addresses.

INVESTING WITH                You may purchase or sell Investor Shares of most
VANGUARD THROUGH              Vanguard funds through a financial intermediary,
OTHER FIRMS                   such as a bank, broker, or investment adviser. If
                              you invest with Vanguard through an intermediary, please read that firm's program materials carefully to learn of any special rules that may apply. For example, special terms may apply to additional service features, fees, or other policies.

22


LOW-BALANCE ACCOUNTS          All Vanguard funds reserve the right to close any
                              investment-only retirement-plan account or any nonretirement account whose balance falls below the minimum initial investment. If a fund has a redemption fee, that fee will apply to shares that are redeemed upon closure of the account.

                                   Vanguard deducts a $10 fee in June from each
                              nonretirement account whose balance at that time is below $2,500 ($500 for Vanguard STAR(TM) Fund). The fee is waived if your total Vanguard account assets are $50,000 or more.

FUND AND ACCOUNT UPDATES


PORTFOLIO SUMMARIES           We will send you quarterly portfolio summaries to
                              help you keep track of your accounts throughout the year. Each summary shows the market value of your account at the close of the statement period, as well as all distributions, purchases, sales, and exchanges for the current calendar year.

AVERAGE COST REVIEW           For most taxable accounts, average cost review
STATEMENTS                    statements will accompany the quarterly portfolio
                              summaries. These statements show the average cost of shares that you redeemed during the current calendar year, using the average cost single category method, which is one of the methods established by the IRS.

CONFIRMATION STATEMENTS       Each time you buy, sell, or exchange shares, we
                              will send you a statement confirming the trade date and amount of your transaction.

TAX STATEMENTS                We will send you annual tax statements to assist
                              in preparing your income tax returns. These statements, which are generally mailed in January, will report the previous year's dividend and capital gains distributions, proceeds from the sale of shares, and distributions from IRAs or other retirement plans.

ANNUAL AND SEMIANNUAL         Financial reports about Vanguard International
REPORTS                       Explorer Fund will be mailed twice a year, in
                              April and October. These comprehensive reports include overviews of the financial markets and specific information concerning the Fund:

                              - Performance assessments with comparisons to industry benchmarks.

                              -    Reports from the adviser.

                              - Financial statements with detailed listings of the Fund's holdings.

                                   To keep the Fund's costs as low as possible
                              (so that you and other shareholders can keep more of its investment earnings), Vanguard attempts to eliminate duplicate mailings to the same address. When we find that two or more shareholders have the same last name and address, we send just one copy of the Fund report to that address, instead of mailing separate reports to each shareholder. If you want us to send separate reports, however, you may notify our Client Services Department.

CONTACTING VANGUARD


ONLINE                        VANGUARD.COM

                              -    Your best source of Vanguard news

                              -    For fund, account, and service information

                              -    For most account transactions

                              -    For literature requests

                              -    24 hours per day, 7 days per week

VANGUARD TELE-ACCOUNT(R)      -    For automated fund and account information
1-800-662-6273
(ON-BOARD)                    -    For redemptions by check, exchange (subject
                                   to certain limitations), or wire

                              -    Toll-free, 24 hours per day, 7 days per week

INVESTOR INFORMATION          -    For fund and service information
1-800-662-7447 (SHIP)
(Text telephone at            -    For literature requests
1-800-952-3335)
                              -    Business hours only


CLIENT SERVICES               -    For account information
1-800-662-2739 (CREW)
(Text telephone at            -    For most account transactions
1-800-749-7273)
                              -    Business hours only

INSTITUTIONAL DIVISION        -    For information and services for large
1-888-809-8102                     institutional investors

                              -    Business hours only

VANGUARD ADDRESSES            REGULAR MAIL (INDIVIDUALS--CURRENT CLIENTS):
                              The Vanguard Group
                              P.O. Box 1110
                              Valley Forge, PA 19482-1110

                              REGULAR MAIL (INSTITUTIONS):
                              The Vanguard Group
                              P.O. Box 2900
                              Valley Forge, PA 19482-2900

24

                              REGULAR MAIL (GENERAL INQUIRIES):
                              The Vanguard Group
                              P.O. Box 2600
                              Valley Forge, PA 19482-2600

                              REGISTERED OR EXPRESS MAIL:
                              The Vanguard Group
                              455 Devon Park Drive
                              Wayne, PA 19087-1815

FUND NUMBER                   Please use the specific fund number when
                              contacting us about Vanguard International
                              Explorer Fund--.

GLOSSARY OF INVESTMENT TERMS


CAPITAL GAINS DISTRIBUTION
Payment to mutual fund shareholders of gains realized on securities that a fund has sold at a profit, minus any realized losses.

CASH INVESTMENTS
Cash deposits, short-term bank deposits, and money market instruments that include U.S. Treasury bills, bank certificates of deposit (CDs), repurchase agreements, commercial paper, and banker's acceptances.

COMMON STOCK
A security representing ownership rights in a corporation. A stockholder is entitled to share in the company's profits, some of which may be paid out as dividends.

COUNTRY RISK
The chance that domestic events--such as political upheaval, financial troubles, or a natural disaster--will weaken a country's securities markets.

CURRENCY RISK
The chance that a foreign investment will decrease in value because of unfavorable changes in currency exchange rates.

DIVIDEND INCOME
Payment to shareholders of income from interest or dividends generated by a fund's investments.

EXPENSE RATIO
The percentage of a fund's average net assets used to pay its expenses during a fiscal year. The expense ratio includes management fees, administrative fees, and any 12b-1 distribution fees.

GROWTH STOCK FUND
A mutual fund that emphasizes stocks of companies believed to have above-average prospects for growth in revenue and earnings. Reflecting market expectations for superior growth, these stocks typically have low dividend yields and above-average prices in relation to such measures as revenue, earnings, and book value.

INTERNATIONAL STOCK FUND
A mutual fund that invests in the stocks of companies located outside the United States.

INVESTMENT ADVISER
An organization that makes the day-to-day decisions regarding a fund's investments.

MUTUAL FUND
An investment company that pools the money of many people and invests it in a variety of securities in an effort to achieve a specific objective over time.

NET ASSET VALUE (NAV)
The market value of a mutual fund's total assets, minus liabilities, divided by the number of shares outstanding. The value of a single share is also called its share value or share price.

PRICE/EARNINGS (P/E) RATIO
The current share price of a stock, divided by its per-share earnings (profits). A stock selling for $20, with earnings of $2 per share, has a price/earnings ratio of 10.

PRINCIPAL
The amount of money you put into an investment.

TOTAL RETURN
A percentage change, over a specified time period, in a mutual fund's net asset value, assuming the reinvestment of all distributions of dividends and capital gains.

VALUE STOCK FUND
A mutual fund that emphasizes stocks of companies whose growth prospects are generally regarded as subpar by the market. Reflecting these market expectations, the prices of value stocks typically are below-average in comparison with such measures as earnings and book value, and these stocks typically pay above-average dividend yields.

VOLATILITY
The fluctuations in value of a mutual fund or other security. The greater a fund's volatility, the wider the fluctuations in its returns.

YIELD
Income (interest or dividends) earned by an investment, expressed as a percentage of the investment's price.

                                                             [SHIP]
                                                    [THE VANGUARD GROUP LOGO]
                                                       Post Office Box 2600
                                                   Valley Forge, PA 19482-2600

FOR MORE INFORMATION
If you'd like more information about Vanguard International Explorer Fund, the following documents are available free upon request:

ANNUAL/SEMIANNUAL REPORTS TO SHAREHOLDERS
Additional information about the Fund's investments is available in the Fund's annual and semiannual reports to shareholders. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year.

STATEMENT OF ADDITIONAL INFORMATION (SAI)
The SAI provides more detailed information about the Fund.

The current annual and semiannual reports and the SAI are incorporated by reference into (and are thus legally a part of) this prospectus.

All market indexes referenced in this prospectus are the exclusive property of their respective owners.

To receive a free copy of the latest annual or semiannual report or the SAI, or to request additional information about the Fund or other Vanguard funds, please contact us as follows:

THE VANGUARD GROUP
INVESTOR INFORMATION
DEPARTMENT
P.O. BOX 2600
VALLEY FORGE, PA 19482-2600

TELEPHONE:
1-800-662-7447 (SHIP)

TEXT TELEPHONE:
1-800-952-3335

WORLD WIDE WEB:
WWW.VANGUARD.COM

If you are a current Fund shareholder and would like information about your account, account transactions, and/or account statements, please call:

CLIENT SERVICES DEPARTMENT
TELEPHONE:
1-800-662-2739 (CREW)

TEXT TELEPHONE:
1-800-749-7273

INFORMATION PROVIDED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC)

You can review and copy information about the Fund (including the SAI) at the SEC's Public Reference Room in Washington, DC. To find out more about this public service, call the SEC at 1-202-942-8090. Reports and other information about the Fund are also available on the SEC's Internet site at http://www.sec.gov, or you can receive copies of this information, for a fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-0102.

Fund's Investment Company Act file number: 811-07443








(C) 2002 The Vanguard Group, Inc.
All rights reserved.
Vanguard Marketing Corporation,
Distributor.

PD--2002